EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT



21(a)    Rachel's Gourmet Snacks, Inc.
         A Minnesota Corporation
         8120 Penn Avenue South
         Bloomington, MN 55431
         d/b/a Rachel's Gourmet Snacks




21(b)    Triple-C-Inc.
         A Corporation Registered in Toronto, Ontario Canada
         8 Burford Road
         Hamilton, Ontario L8E 5B1